EXHIBIT 99.1


                                                                CONFORMED COPY


                          STOCK VOTING AGREEMENT


                  STOCK VOTING AGREEMENT (this "Agreement"), dated as of September 4, 1997 by and between James T. Hudson ("Stockholder") and Tyson Foods, Inc., a Delaware corporation ("Parent").

                  WHEREAS, concurrently herewith, Parent, HFI Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Hudson Foods, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (such Agreement in the form attached hereto as Exhibit A being the "Merger Agreement"), pursuant to which the Company will merge with and into the Purchaser (the "Merger"); and

                  WHEREAS, Stockholder owns as of the date hereof, 56,028 shares of Class A common stock, $.01 par value per share (the "Class A Common Stock"), of the Company and 7,650,000 shares of Class B common stock, $.01 par value per share (the "Class B Common Stock"), of the Company (such Class A Common Stock and Class B Common Stock collectively referred to as the "Existing Shares," and together with any shares of Class A Common Stock and/or Class B Common Stock acquired after the date hereof and prior to the termination hereof, hereinafter collectively referred to as the "Shares"); and

                  WHEREAS, Parent and the Purchaser have entered into the Merger Agreement in reliance on and in consideration of Stockholder's representations, warranties, covenants and agreements hereunder.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, it is agreed as follows:

1. Agreement to Vote. Stockholder hereby revokes any and all previous proxies with respect to the Shares and irrevocably agrees to vote and otherwise act (including pursuant to written consent) with respect to all of the Shares, for the approval and the adoption of the Merger Agreement, as the same may be amended from time to time, all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, at any meeting or meetings of the stockholders of the Company, and at any adjournment, postponement or continuation thereof, at which the Merger Agreement and other related agreements (or any amended version or versions thereof), or such other actions are submitted for the consideration and vote of the stockholders of the Company. The foregoing shall remain in effect with respect to the Shares until the termination of this Agreement. Stockholder hereby agrees to, execute such additional documents as Parent may reasonably request to effectuate the foregoing.

2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent as follows:

            2.1 Ownership of Shares. On the date hereof, the Existing Shares are all of the Shares currently owned by Stockholder. On the Closing Date, the Shares will constitute all of the shares of Class A Common Stock and Class B Common Stock owned by Stockholder. On the date hereof and on the date of the Company Stockholders Meeting (as defined in the Merger Agreement), the Existing Shares represent, and will represent, at least 65% of the outstanding voting power of the Company, and are, and will be, sufficient, to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Stockholder does not have any rights to acquire any additional shares of Class A Common Stock or Class B Common Stock (other than pursuant to options disclosed in the Company's Proxy Statement dated December 31, 1996). Stockholder currently has, and at Closing will have (other than Shares transferred in accordance with Section 3.2 hereof), good, valid and marketable title to the Shares, free and clear of all liens, encumbrances, restrictions, options, warrants, rights to purchase and claims of every kind (other than the encumbrances created by this Agreement and other than restrictions on transfer under applicable Federal and State securities laws).

            2.2 Authority; Binding Agreement. Stockholder has the full legal right, power and authority to enter into and perform all of his obligations under this Agreement. The execution and delivery of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement of Stockholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect affecting creditors' rights and remedies generally or general principles of equity. Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will (i) violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Stockholder or the Shares or (ii) constitute a violation of, conflict with or constitute a default under, any contract, commitment, agreement, understanding, arrangement or other restriction of any kind to which Stockholder is a party or by which Stockholder is bound.

            2.3 Reliance on Agreement. Stockholder understands and acknowledges that the Purchaser and Parent each are entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder acknowledges that the agreement set forth in Section 1 is granted in consideration for the execution and delivery of the Merger Agreement by the Purchaser and Parent.

3. Certain Covenants of Stockholder. Except in accordance with the provisions of this Agreement, Stockholder agrees with, and covenants to, Parent as follows:

            3.1   Transfer.  Stockholder shall not (i) except as set forth in
Section 3.2 below, transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, assignment, encumbrance or other disposition) or consent to any transfer of, any or all of the Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorizations in or with respect to such Shares or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares. Stockholder will submit to the Company, promptly after the execution of this Agreement, any and all certificates representing the Shares and Stockholder agrees with, and consents to (i) the inscription on all such certificates prior to their prompt return to Stockholder of the following legend by the Company on such certificates: "The shares of Common Stock, $.01 par value, of Hudson Foods, Inc., represented by this certificate are subject to a Stock Voting Agreement, dated as of September 4, 1997, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive office of Hudson Foods, Inc., 1225 Hudson Road, Rogers, Arkansas 72758. Such restrictions on sale or other transfer expire and terminate, whether or not this legend remains on any certificate representing such shares of Common Stock and without any notice, action or demand of any person, on the date such Agreement terminates"; and (ii) the entering of stop transfer orders with the transfer agent and the registrar of the Company against the transfer of the Shares other than in compliance with the requirements of this Agreement, such stop transfer orders to expire by their terms on the date this Agreement terminates with no notice, action or demand by Stockholder, Parent or the Company.

            3.2 Permitted Transfer. Notwithstanding Section 3.1 hereof to the contrary, Stockholder may transfer any of the Shares to a Permitted Transferee (as defined in the Certificate of Incorporation of the Company in effect on the date hereof) provided that (a) at least thirty (30) days prior to any such transfer, Stockholder shall provide at his expense a written opinion of nationally recognized tax counsel, in form and substance reasonably acceptable to Parent, that such transfer will not adversely affect the treatment of the Merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, (b) prior to any such transfer, such Permitted Transferee shall agree in writing to take such Shares subject to, and comply with, all of the provisions of this Agreement, a copy of which writing shall be delivered to Parent, and (c) immediately after any such transfer, the shares of Class A Common Stock and Class B Common Stock owned by Stockholder shall represent at least a majority of the outstanding voting power of the Company and shall be sufficient to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

            3.3 Solicitation. Prior to the Effective Time, Stockholder agrees that he shall not, and he shall use his reasonable best efforts to cause his affiliates, and their respective agents or representatives not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock of the Company, including the Shares, or any Subsidiary of the Company (other than the sale by the Company (y) of its Columbus, Nebraska beef processing plant and (z) the Company's minority interest in Diversity Foods LLC) (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any person (other than Parent and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

            3.4 Notifications. Stockholder shall, while this Agreement is in effect, notify Parent promptly, but in no event later than two days, of the number of any shares of Class A Common Stock or Class B Common Stock acquired by Stockholder after the date hereof.

4. Delivery of Affiliate Letter. In connection with the execution of this Agreement, Stockholder shall execute and deliver to Parent on the date hereof an Affiliate Letter substantially in the form attached hereto as Exhibit A.

5. Termination. This Agreement shall terminate on the earlier of (i) the Effective Time (as defined in the Merger Agreement) or (ii) immediately after the termination of the Merger Agreement in accordance with its terms.

6. Action in Stockholder Capacity Only. Stockholder makes no agreement or understanding herein as director or officer of the Company. The Stockholder signs solely in his capacity as a recordholder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken in his capacity as an officer or director of the Company.

7.          Miscellaneous.

            7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied or one day after delivery to a courier for next-day delivery.

                        If to Parent:

                        Tyson Foods, Inc.
                        2210 Oaklawn Drive
                        Springdale, Arkansas 72764
                        Attention: Executive Vice President and
                        Chief Financial Officer
                        Telecopier: (501) 290-4028

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        One Rodney Square
                        Wilmington, Delaware  19801
                        Attention:  Robert B. Pincus, Esq.
                        Telecopier: (302) 651-3001

                        If to Stockholder:


                        James T. Hudson
                        18 Pinnacle Drive
                        Rogers, Arkansas 72758
                        Telecopier: (501) 631-5400

            7.2 Entire Agreement. This Agreement, together with the documents expressly referred to herein, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter contained herein.

            7.3 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            7.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

            7.5 Governing Law. This Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

            7.6 Injunctive Relief; Jurisdiction. Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court (collectively, the "Courts"), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) irrevocably consents to the submission of such party to the personal jurisdiction of the Courts in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such party to the personal jurisdiction by motion or other request for leave from any of the Courts and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other the Courts. Stockholder hereby appoints, and shall give prompt notice of such appointment to, CT Corporation System as his authorized agent (the "Authorized Agent") upon which process may be served in any action based on this Agreement which may be instituted in the Courts by Parent, and Stockholder expressly accepts the jurisdiction of any such Court in respect to such action. Such appointment shall be irrevocable. Stockholder represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and Stockholder agrees to take any and all action, including, without limitation, the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Authorized Agent and written notice of such service to Stockholder shall be deemed, in every respect, effective service of process upon Stockholder.

            7.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

            7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                           [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.


                                      TYSON FOODS, INC.



                                      By:   /s/ Leland E. Tollett
                                          ------------------------------
                                          Name:  Leland E. Tollett
                                          Title: Chairman and Chief
                                                  Executive Officer



                                            /s/ James T. Hudson
                                          ------------------------------
                                          James T. Hudson